Exhibit 99.1

  4.1 MILLION WOMEN INTRODUCED TO POWERFUL ADVANCE IN BREAST CANCER THERAPY

    SALT LAKE CITY, Sept. 27 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that a powerful therapy for recurrent breast cancer, as delivered by BSD's cancer treatment systems, has been widely publicized since a landmark report in the Journal of Clinical Oncology (Vol 12, No 13) introduced it to the scientific community. The October Issue of Ladies' Home Journal (see pages 192, 196), with a circulation of over 4.1 million, has now added its voice to those that have carried the message. The reported study conducted at Duke University Medical Center showed a near triple rate of tumor elimination for recurrent breast cancer when this therapy was added to conventional radiation therapy.

    BSD Medical's cancer therapy systems precisely focus microwave energy to raise a tumor's temperature, stimulating blood and oxygen circulation. This significantly increases the tumor's response to radiation or chemotherapy drugs, and at the same time destroys cancerous cells directly. This can make a great difference to 21,000 women in the US who experience a return of cancer in their chest wall after a mastectomy, according to the Ladies' Home Journal. The journal's article entitled, "The Newest Life-Saving Treatments," states that, "there aren't many other treatments that can target the chest wall, so HT (the new therapy) plus radiation is practically a must."

    BSD Medical produces systems that deliver focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD pioneered the use of microwave thermal therapy for the treatment of enlarged-prostate symptoms (BPH), and is responsible for much of the technology that has created a substantial medical industry based on that therapy. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions. BSD was the recipient of the 2005 Frost and Sullivan "Technology of the Year Award" for cancer-therapy devices. For further information visit the BSD website at www.bsdmedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, such as current expectations for the successful commercialization of developments for the treatment of cancer and other diseases and conditions, are subject to risks and uncertainties, as detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE BSD Medical Corp.
    -0-                             09/27/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.bsdmedical.com /